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                                                   EXHIBIT 5







                        July 15, 1996




Edison International
2244 Walnut Grove Avenue
Rosemead, CA 91770

Ladies and Gentlemen:

      This opinion is rendered in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") of a Registration Statement on Form S-3 (the "Registration
Statement") registering 10,000,000 shares of Common Stock, no par value (the "New Stock"), of Edison International.

      I am generally familiar with the organization, history, and affairs of Edison International. I am also familiar with the proceedings taken and proposed to be taken by Edison International in connection with the proposed offering and sale of the New Stock, and I have examined the Registration Statement.

      Based upon the foregoing and subject to the Registration Statement having become effective under the Act, it is my opinion that, when sold as provided in the Registration Statement, the New Stock will be duly authorized, validly issued, fully-paid and nonassessable shares of capital stock of Edison International.

      This opinion does not relate to state Blue Sky or securities laws.

      I hereby consent to the reference to me under the caption "Legal Opinion" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit to the Registration Statement, within the meaning of Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                            Very truly yours,



                            Kenneth S. Stewart
                            Kenneth S. Stewart